Exhibit 12.1
                      RECKSON OPERATING PARTNERSHIP, L. P.
                       RATIOS OF EARNINGS TO FIXED CHARGES
                                       AND
         RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED DISTRIBUTIONS


         The following table sets forth the Operating Partnership's consolidated ratios of earnings to fixed charges for the years ended December 31:

    2002              2001             2000            1999            1998
------------      ------------     ------------    ------------    ------------
    1.89x             2.25x            2.10x           2.05x           1.98x


         The following table sets forth the Operating Partnership's consolidated ratios of earnings to fixed charges and preferred distributions for the years ended December 31:


    2002              2001             2000            1999            1998
------------      ------------     ------------    ------------    ------------
    1.54x             1.81x            1.61x           1.53x           1.59x



         The Operating Partnership had no preferred capital outstanding prior to April 1998.

         The above ratios were calculated in accordance with Item 503 of Regulation S-K. As a result, all years prior to 2002 have been restated to exclude income from discontinued operations.